22 • One year cumulative interest rate sensitivity gap at March 31, 2013: + 12.81% ─ 1Q13 activity x Stable core deposits increased $192.7 million from December 31, 2012 to $6.7 billion, or 64% of total deposits • Key balance sheet components ─ Approximately $4.7 billion, or 38%, of mortgage portfolio matures or reprices in one year or less ─ Weighted average life of MBS portfolio of 2.7 years Interest Rate Risk Management